Exhibit M

MML SERIES INVESTMENT FUND

SERVICE CLASS AND SERVICE CLASS I

DISTRIBUTION AND SERVICES PLAN

August 15, 2008

This Plan (the “Plan”) constitutes the Distribution and Services Plan relating to Service Class and Service Class I shares of each series (each a “Fund”) of MML Series Investment Fund (the “Trust”) listed on Schedule A attached hereto.

Section 1. The Trust, on behalf of each Fund and with respect to the Service Class or Service Class I shares (each, a “Class”), or both, of each Fund, is authorized to make payments hereunder (the “Distribution and Service Fee”) to MML Distributors, LLC or such other entity as may be approved from time to time by the Trustees (the “Distributor”), at an annual rate not to exceed 0.35 percent of such Fund’s average daily net assets attributable to the Class or Classes in question. The Distribution and Service Fee with respect to each Class shall be as approved from time to time by (a) the Board of Trustees of the Trust and (b) the Independent Trustees, as defined below, of the Trust (the “Trustees”). The Trust is not obligated to pay any distribution expense in excess of the Distribution and Service Fee described in this Section 1. The Distribution and Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of the Distribution and Service Fee to compensate investment professionals or financial intermediaries (including, but not limited to, any affiliate of the Distributor, Massachusetts Mutual Life Insurance Company, and any affiliated insurance companies) (and to reimburse them for related expenses) for personal service provided to beneficial owners of shares of a Class, for services in respect of the promotion of the shares of a Class, and/or the maintenance of shareholder accounts, or for other services for which payments may lawfully be made in accordance with applicable rules and regulations. The Distributor may retain all or any portion of the Distribution and Service Fee in respect of such Class as compensation for its services.

A majority of the Independent Trustees, may, from time to time, reduce the amount of any Distribution and Service Fees payable hereunder, or may suspend the operation of the Plan, with respect to any Fund or any Class for such period or periods of time as they may determine.

Section 2. The Fees payable with respect to a particular Class of a Fund may not be used to subsidize the distribution of shares of, or provision of shareholder services to, any other class of shares of any Fund.

Section 3. This Plan shall not take effect until it has been approved by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940, as amended (the “Act”), or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan.

Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3.

Section 5. Any person authorized to direct the disposition of monies paid or payable pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 6. This Plan may be terminated at any time with respect to the shares any Class of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Class.

Section 7. All agreements with any person relating to implementation of this Plan with respect to shares of any Class of any Fund shall be in writing, and any agreement related to this Plan with respect to any such Class of shares shall, if and to the extent required by applicable law, provide:

(a) that such agreement shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3;

(b) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of such Class, or by any other party to the agreement, on not more than 60 days’ written notice to any other party to the agreement; and

(c) that such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may not be amended to increase materially the amount of Distribution and Service Fees permitted to be paid by a Class of any Fund pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding voting securities of such Class, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3.

Section 9. While this Plan is in effect, the selection and nomination of the Independent Trustees will be committed to the discretion of the Independent Trustees.

Section 10. As used in this Plan, (a) an “Independent Trustee” shall mean each Trustee of the Trust who is not an interested persons of the Trust, and who has no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission or its staff.

Schedule A

MML Large Cap Value Fund

MML Equity Index Fund

MML Growth Equity Fund

MML NASDAQ-100® Fund

MML Small Cap Growth Equity Fund

MML Emerging Growth Fund

MML Asset Allocation Fund

MML Equity Income Fund

MML Income & Growth Fund

MML Growth & Income Fund

MML Blue Chip Growth Fund

MML Large Cap Growth Fund

MML Concentrated Growth Fund

MML Mid Cap Value Fund

MML Mid Cap Growth Fund

MML Small/Mid Cap Value Fund

MML Small Cap Index Fund

MML Global Fund

MML Foreign Fund

MML Conservative Allocation Fund

MML Balanced Allocation Fund

MML Moderate Allocation Fund

MML Growth Allocation Fund

MML Aggressive Allocation Fund

MML American Funds Growth Fund

MML American Funds International Fund

MML American Funds Core Allocation Fund